Exhibit 5.2

July 19, 2010

Clear Channel Worldwide Holdings, Inc.

Outdoor Management Services, Inc.

200 East Basse Road

San Antonio, Texas 78209

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Nevada counsel to Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”) and Outdoor Management Services, Inc., a Nevada corporation (the “Guarantor”), in connection with the Issuer’s issuance of $500,000,000 in aggregate principal amount of the Issuer’s 9.25% Series A Senior Notes due 2017 (the “Series A Exchange Notes”) and $2,000,000,000 in aggregate principal amount of the Issuer’s 9.25% Series B Senior Notes due 2017 (the “Series B Exchange Notes,” and collectively with Series A Exchange Notes, the “Exchange Notes”) and the Guarantor’s guarantees (the “Guarantees”), along with the guarantees of the other guarantors under the Indentures (as defined below), of the Exchange Notes. The Exchange Notes are to be issued by the Issuer in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 7, 2010, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Series A Exchange Notes and Series B Exchange Notes will be guaranteed by the Guarantor pursuant to the Guarantees along with other guarantors. The Series A Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture with respect to 9.25% Series A Senior Notes due 2017, dated as of December 23, 2009, as supplemented (as may be further amended or supplemented from time to time, the “A Note Indenture”), among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”). The Series B Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture with respect to 9.25% Series B Senior Notes due 2017, dated as of December 23, 2009 (as may be amended or supplemented from time to time, the “B Note Indenture,” and together with the A Note Indenture, the “Indentures”), among the Issuer, the guarantors thereof and the Trustee.

Clear Channel Worldwide Holdings, Inc.

Outdoor Management Services, Inc.

July 19, 2010

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of incorporation and by-laws of the Issuer and the Guarantor, (ii) a written consent of the board of directors of the Issuer with respect to the issuance of the Exchange Notes, (iii) a written consent of the board of directors of the Guarantor with respect to the issuance of the Guarantees, (iv) Certificate of Existence with Status in Good Standing for the Issuer, issued by the Secretary of State of Nevada on July 14, 2010, (v) Certificate of Existence with Status in Good Standing for the Guarantor, issued by the Secretary of State of Nevada on July 14, 2010, (vi) the Registration Statement, and (vii) the Indentures.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and Guarantor and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of the State of Nevada and the Nevada case law decided thereunder.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	Each of the Issuer and the Guarantor is a corporation duly incorporated, existing and in good standing under the laws of the State of Nevada.

2.	The Issuer has the corporate power to enter into and perform its obligations under the Exchange Notes.

3.	The Guarantor has the corporate power to enter into and perform its obligations under the Guarantees.

4.	The Indentures have been duly authorized, executed and delivered by the Issuer and the Guarantor.

Clear Channel Worldwide Holdings, Inc.

Outdoor Management Services, Inc.

July 19, 2010

5.	The execution and delivery of the Indentures by the Issuer and the Guarantor and the performance by the Issuer and the Guarantor of its respective obligations thereunder (including, as to the Guarantor, with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or written consent of directors of the Issuer or the Guarantor, as applicable, or (ii) any statute or governmental rule or regulation of the State of Nevada.

6.	No consent, waiver, approval, authorization or order of any State of Nevada court or governmental authority of the State of Nevada or any political subdivision thereof is required for the issuance by the Issuer of the Exchange Notes or the issuance by the Guarantor of the Guarantees, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ SNELL & WILMER L.L.P.

SNELL & WILMER L.L.P.